Exhibit 99

                  RF Monolithics, Inc. Announces New
             Credit Facility with Wells Fargo Bank, N.A.

       Enhanced Facility to Provide Additional Availability and
                              Flexibility


    DALLAS--(BUSINESS WIRE)--Sept. 25, 2007--RF Monolithics, Inc. (NASDAQ:RFMI) (RFM) a global Wireless Solutions provider announced today that it has entered into a new credit facility with Wells Fargo Bank, National Association. This three-year credit facility with Wells Fargo, part of Wells Fargo & Company (NYSE:WFC) consists of a term note and a revolving note that provides approximately $2M of additional availability over the Company's previous $15M credit facility with Wells Fargo.

    Buddy Barnes, RFM's Chief Financial Officer, stated, "This improved credit facility aligns closely with RFM's business plan and allows RFM to complete the restructuring of our operation and fund the $3M note repayment and expected $2M earn out associated with last year's acquisition of Cirronet. Additionally, this agreement gives us greater financial flexibility relating to the expected growth of the Wireless Solutions Group. Our long relationship with Wells Fargo Bank and their extensive experience as a lender to the technology sector continues to be a valuable resource to us as we execute our business plan."

    Jay Denny, Senior Vice President and Regional Manager of North Texas for Wells Fargo Bank, stated, "We are proud to continue Wells Fargo North Texas Region Team's long relationship with RFM. Wells Fargo is committed to providing RFM the necessary resources to meet changing business requirements. This credit facility will assist RFM meeting the challenges of its business plan and to help grow their business."

    About Wells Fargo

    Wells Fargo & Company is a diversified financial services company with over $500 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, "Aaa," from Moody's Investors Service. For more information, visit Wells Fargo Bank, N.A. at www.wellsfargo.com.

    About RFM

    RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM offers a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software - extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine's "2007 M2M 100," a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company's website at http://www.rfm.com.

    Forward-Looking Statements:

    This news release may contain forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statements, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2006. The Company does not assume any obligation to update any information contained in this release.


    CONTACT: RF Monolithics, Inc., Dallas
             Carol Bivings, Director, Investor Relations, 972-448-3767 or
             PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jim@prfmonline.com